Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of SilverSun Technologies, Inc. on Form S-4 Amendment # 2 File No. 333-267934 of our report dated March 29, 2022 with respect to our audits of the consolidated financial statements of SilverSun Technologies, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Friedman LLP
Friedman llp
Marlton, NJ
February 14, 2023